UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


Date of earliest event reported:    January 25, 2000
Date of report:                     February 14, 2000

Commission             Registrant, State of Incorporation,    I.R.S. Employer
File Number              Address and Telephone Number         Identification No.

1-1443                 Central and South West Corporation      51-0007707
                       (A Delaware Corporation)
                       1616 Woodall Rodgers Freeway
                       Dallas, Texas 75202-1234
                       (214) 777-1000

0-346                  Central Power and Light Company         74-0550600
                       (A Texas Corporation)
                       539 North Carancahua Street
                       Corpus Christi, Texas 78401-2802
                       (361) 881-5300

0-343                  Public Service Company of Oklahoma      73-0410895
                       (An Oklahoma Corporation)
                       212 East 6th Street
                       Tulsa, Oklahoma 74119-1212
                       (918) 599-2000

1-3146                 Southwestern Electric Power Company     72-0323455
                       (A Delaware Corporation)
                       428 Travis Street
                       Shreveport, Louisiana 71156-0001
                       (318) 673-3000

0-340                  West Texas Utilities Company            75-0646790
                       (A Texas Corporation)
                       301 Cypress Street
                       Abilene, Texas 79601-5820
                       (915) 674-7000


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GLOSSARY OF TERMS
The following abbreviations or acronyms used in this text are defined below:

Abbreviation or Acronym    Definition
AEP........................American Electric Power Company, Inc., Columbus, Ohio
AEP Merger.................Proposed Merger between AEP and CSW where CSW would become a wholly owned subsidiary of AEP
CPL........................Central Power and Light Company, Corpus Christi,
                           Texas
CSW........................Central and South West Corporation, Dallas, Texas
CSW System.................CSW and its subsidiaries
Exchange Act...............Securities Exchange Act of 1934, as amended
MMbtu......................Million British thermal units
STP........................South Texas Project nuclear electric generating station
Texas Commission...........Public Utility Commission of Texas
















FORWARD-LOOKING INFORMATION
This report made by CSW and certain of its subsidiaries contains forward-looking statements within the meaning of Section 21E of the Exchange Act. Although CSW and each of its subsidiaries believe that their expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to:

- the impact of the proposed AEP Merger including any regulatory conditions imposed on the merger or the inability to consummate the AEP Merger,
- increased competition and the restructuring of the electric utility industry in the United States,
- federal and state regulatory developments and changes in law which may have a substantial adverse impact on the value of CSW System generating and other assets,
- the impact of general economic changes in the United States and in countries in which CSW either currently has made or in the future may make investments,
-     timing and adequacy of rate relief,
-     adverse changes in electric load and customer growth,
-     climatic changes or unexpected changes in weather patterns,
- changing fuel prices, generating plant and distribution facility performance,
-     decommissioning costs associated with nuclear generating  facilities,
- costs associated with any year 2000 computer related failure(s) within the CSW System, with the electric grid or with supplier(s) that adversely affect the CSW System, and
-     risks associated with hedging and other risk management techniques.



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ITEM 5.  OTHER EVENTS

      Proposed AEP Merger United Kingdom Regulatory Action
      On January 25, 2000, AEP and CSW announced that the United Kingdom's Department of Trade and Industry approved the common ownership of United Kingdom interests resulting from the proposed AEP Merger. This approval is the final clearance for the merger required in the United Kingdom. The related news release is attached as Exhibit 99.1 and is incorporated by reference.

      Proposed AEP Merger United States Department of Justice Clearance On February 2, 2000, AEP and CSW announced that the Department of Justice has completed its investigation in accordance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and has closed the investigation, finding that no further action is warranted. With this action, antitrust review of the proposed merger by the Department of Justice is completed. The related news release is attached as Exhibit 99.2 and is incorporated by reference.

      CPL, Securitization Settlement Related to Texas Electric Utility Restructuring Legislation
      On February 10, 2000, the Texas Commission tentatively approved a settlement, which will permit CPL to securitize approximately $764 million of regulatory assets. The Texas Commission is expected to grant final approval on February 28, 2000. The action is in accordance with the implementation of the Texas Electric Utility Restructuring Legislation.

      The settlement calls for CPL to reduce its proposed amount to be securitized from $1.27 billion to approximately $764 million of regulatory assets plus an estimated $28 million of other qualified costs. The settlement also calls for $290 million of the amount originally requested to be included in the calculation of stranded costs in CPL's April 2000 transmission and distribution cost filing. This filing will establish stranded costs, of which 75% can be securitized and 25% can be recovered through a competitive transition charge.

      The securitization amount was reduced by an additional $186 million to reflect customer benefits associated with accumulated deferred income taxes. CPL previously had proposed to flow these benefits back to customers over a 14-year transition period.

      CPL could issue the transition bonds associated with securitization as early as March or April 2000, depending on timing of receipt of a financing order from the Texas Commission and depending on market conditions. A second phase of securitization could occur later in 2000. CPL's stranded costs are subject to a final determination by the Texas Commission in 2004.

      The related news release is attached as Exhibit 99.3 and is incorporated by reference.

      CPL Financing, Floating Rate Notes
      In anticipation of filing a Prospectus Supplement to a Prospectus dated December 3, 1998, CPL provides the following information.

                            CPL Results of Operations
      CPL's net income for common stock for 1999 was $173.2 million, which was $18.5 million, or 12% higher than in 1998. Factors contributing to the increase were higher electric operating revenues and a decrease in income taxes and interest charges. The increase in net income for common stock was partially offset by an increase in operating expenses.

      Electric operating revenues for 1999 were $1,482.5 million, which was $76.4 million, or 5% higher than in 1998. The increase consists of the following: $13.4 million in residential markets, $16.1 million in commercial markets, $21.1 million in industrial markets, $9.2 million in sales for resale and $16.6 million in other revenues. Other revenues include adjustments related to transmission revenues. A major portion of the increase in other revenues represents increases in fuel related revenues. In addition, there were increases in non-fuel revenues, which were partially offset by the implementation of lower base rates as ordered by the Texas Commission.

      Operating expenses and taxes for 1999 were $1,187.8 million, which was $64.6 million higher than in 1998. Fuel and purchased power expense increased by $46.1 million, or 11% when compared to 1998. The increase in fuel expense is largely attributable to an increase in average unit fuel costs. Average unit fuel costs increased from $1.59 per MMbtu in 1998 to $1.72 per MMbtu in 1999 as a result of higher prices for natural gas purchased on the spot market. The increase in purchased power expense is due to an increase in economy energy

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purchases.  Other  operating  expenses  increased by $29.2 million,  or 11% when compared to 1998. This increase is due primarily to increases in transmission, distribution and outside service expenses. Maintenance expenses for 1999 increased $6.4 million, or 10% when compared to 1998. This change was the result of scheduled power plant repairs and maintenance including the refueling and 10-year inspection of STP Units 1 and 2.

      Depreciation and amortization expenses for 1999 decreased $7.1 million, or 4% when compared to 1998 due primarily to the reclassification of certain regulatory assets designated for securitization, which was offset in part by the recognition of accelerated capital recovery of stranded costs under provisions of the recently enacted Texas legislation.

      Taxes, other than income increased $2.9 million to $73.8 million resulting from increases in franchise taxes for 1999. Income tax expenses associated with utility operations decreased by $12.9 million, or 11% when compared to 1998 due to lower taxable income, the reclassification of certain income tax related regulatory assets designated for securitization consistent with the new Texas legislation and adjustments related to prior year's taxes, offset in part by the income tax related portion of the Texas state franchise tax.

      Interest charges for 1999 were $114.4 million, a decrease of $7.7 million, or 6% when compared to 1998. The decrease in interest charges was primarily the result of the maturity and reacquisition of approximately $261.7 million of long-term debt during the year. A portion of the long-term debt was replaced with lower interest rate long-term debt.

      Partially offsetting the increase in net income for common stock was a loss of $2.8 million on the redemption of CPL preferred stock.




ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(c)   Exhibits.

(12)  Ratio of Earnings to Fixed Charges
12.1 - CPL, Ratio of Earnings to Fixed Charges

(27)  Financial Data Schedule
27.1 - CPL, Financial Data Schedule

(99)  Additional Exhibits
99.1 - News release dated January 25, 2000, issued by AEP and CSW related to the United Kingdom's Department of Trade and Industry's approval of common ownership of United Kingdom interests resulting from the proposed AEP Merger.

99.2 - News release dated February 2, 2000, issued by AEP and CSW related to antitrust clearance by the United States Department of Justice of the AEP Merger.

99.3 - News release dated February 11, 2000,  issued by CSW and CPL related to a
tentative  settlement  with  the  Texas  Commission   regarding   securitization
associated with the Texas Electric Utility Restructuring Legislation.


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SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                             CENTRAL AND SOUTH WEST CORPORATION

Date:  February 14, 2000

                             By: /s/ Lawrence B. Connors
                                     Lawrence B. Connors
                                     Controller and Chief Accounting Officer
                                     (Principal Accounting Officer)



                             CENTRAL POWER AND LIGHT COMPANY
                             PUBLIC SERVICE COMPANY OF OKLAHOMA
                             SOUTHWESTERN ELECTRIC POWER COMPANY
                             WEST TEXAS UTILITIES COMPANY


Date:  February 14, 2000

                             By: /s/ R. Russell Davis
                                     R. Russell Davis
                                     Controller and Chief Accounting Officer
                                     (Principal Accounting Officer)